Exhibit 21.1

Harvest Oil & Gas Corp.

Subsidiaries

Subsidiary		Jurisdiction of Formation
1.	Harvest Oil & Gas Acquisition Corp.	Delaware
2.	EV Energy Finance Corp.	Delaware
3.	EV Properties GP, LLC	Delaware
4.	EV Properties, L.P.	Delaware
5.	EVCG GP, LLC	Delaware
6.	CGAS Properties, L.P.	Delaware
7.	EVPP GP, LLC	Delaware
8.	EnerVest Production Partners, Ltd.	Texas
9.	EnerVest Monroe Gathering, Ltd.	Texas
10.	EnerVest Monroe Marketing, Ltd.	Texas
11.	EnerVest Mesa, LLC	Texas
12.	EV Midstream, LLC	Delaware
13.	EV Midstream, L.P.	Delaware
14.	Belden & Blake, LLC	Ohio